As filed with the Securities and Exchange Commission on January 6, 2021

Registration No. 33-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Greenbrier Companies, Inc.

(Exact name of registrant as specified in its charter)

Oregon	93-0816972
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Centerpointe Drive, Suite 200

Lake Oswego, Oregon 97035

(Address of principal executive offices)(Zip Code)

The Greenbrier Companies, Inc. 2021 Stock Incentive Plan

(Full title of the plan)

William A. Furman

Chairman and Chief Executive Officer

The Greenbrier Companies, Inc.

One Centerpointe Drive, Suite 200

Lake Oswego, Oregon 97035

(503) 684-7000

(Name, address and telephone number of agent for service)

Copy to:

Danielle Benderly

Perkins Coie LLP

1120 NW Couch Street, Tenth Floor

Portland, Oregon 97209

(503) 727-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, without par value	1,500,000 shares(1)	$35.53(2)	$53,295,000.00(2)	$5,814.48

(1)

This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of common stock, without par value (“Common Stock”), of The Greenbrier Companies, Inc. (the “Company” or “Registrant”) that may be issued under The Greenbrier Companies, Inc. 2021 Stock Incentive Plan (the “2021 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the Registrant’s common stock that may become issuable under the 2021 Plan as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h)(1) under the Securities Act, based on the average of the $36.86 (high) and $34.19 (low) sales prices of the Registrant’s common stock as reported on the New York Stock Exchange on January 4, 2021, which is within five business days prior to filing this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:

(a) The Company’s annual report on Form 10-K for the fiscal year ended August 31, 2020, filed with the Commission on October 28, 2020.

(b) The Company’s quarterly report on Form 10-Q for the quarter ended November 30, 2020, filed with the Commission on January 6, 2021.

(c) The description of our common stock included in our registration statement on Form 8-A filed with the SEC on June  13, 1994, and any amendment or report filed for the purpose of updating such description, including Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K filed with the Commission on October 29, 2019.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, will also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Oregon Business Corporation Act (the “OBCA”) authorizes that an individual made a party to a proceeding because the individual is or was an officer or director may be indemnified against certain liability incurred in the proceeding if:

(a) the conduct of the individual was in good faith;

(b) the individual reasonably believed that his or her conduct was in the best interests of the corporation or at least not opposed to its best interests;

(c) in the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful;

(d) in the case of any proceeding by or in the right of the corporation, the individual was not adjudged liable to the corporation; and

(e) in connection with any proceeding (other than a proceeding by or in the right of the corporation) charging improper personal benefit to the individual, the individual was not adjudged liable on the basis that he or she improperly received personal benefit.

A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of (b) above. Furthermore, the termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described herein.

The OBCA also authorizes a court to order indemnification, whether or not the above standards of conduct have been met, if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The Company’s Articles of Incorporation permit, and the Company’s Bylaws require, the Company to indemnify directors and officers to the fullest extent permissible by law.

The Company’s Bylaws provide that the Company will pay the expenses incurred by its directors or officers in any proceeding (other than a proceeding brought for an accounting of profits made from the purchase and sale by the director or officer of securities of the corporation within the meaning of Section 16(b) of the Exchange Act or similar provision of any state statutory law or common law) in advance of the final disposition of the proceeding at the written request of the director or officer, if the director or officer: (a) furnishes the corporation a written affirmation of the director’s or officer’s good faith belief that the director or officer is entitled to be indemnified under the Bylaws, and (b) furnishes the corporation a written undertaking to repay the advance to the extent that it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

The OBCA further provides that the articles of incorporation of a corporation may provide that no director will be personally liable to a corporation or its shareholders for monetary damages for conduct as a director, except that such provision does not eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for any unlawful distribution as defined under the OBCA; or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Articles of Incorporation provide that, to the fullest extent permissible by law, no director will be personally liable to the Company or its shareholders for monetary damages.

In addition to the indemnification and exculpation provided by the Company’s Articles of Incorporation and Bylaws, the Company has entered into indemnification agreements with its directors and certain officers. The indemnification agreements provide that no director or officer will have a monetary liability of any kind in respect of the director’s or officer’s errors or omissions in serving the Company or any of its subsidiaries, shareholders or related enterprises, so long as such errors are not shown by clear and convincing evidence to have involved: (i) any breach of the duty of loyalty to such entities; (ii) any act or omission not in good faith or which involved intentional misconduct or a knowing violation of the law; (iii) any transaction from which the director or officer derived an improper personal benefit; (iv) any unlawful corporate distribution; or (v) profits made from the purchase and sale by the director or officer of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934. Furthermore, regardless of the theory of liability asserted and to the fullest extent permitted by law, no director or officer will have personal liability for (a) punitive, exemplary or consequential damages; (b) treble or other damages computed based upon any multiple of damages actually and directly proved to have been sustained; (c) fees of attorneys, accountants, expert witnesses or professional consultants; or (d) civil fines or penalties of any kind or nature whatsoever.

The indemnification agreements also require the Company to indemnify any director or officer who is a party to, or is threatened to be made a party to, any proceeding, against all expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred by the director or officer in connection with such proceeding, if the director or officer: (i) acted in good faith and in a manner the director or officer reasonably believed was in or not opposed to the best interests of the Company; and (ii) with respect to any criminal proceeding, the director or officer also had no reasonable cause to believe that his or her conduct was unlawful. In any proceeding charging a director or officer with improper personal benefit to the director or officer, the Company will indemnify the director or officer if the appropriate court determines that the director or officer is fairly and reasonably entitled to indemnification.

The indemnification agreements also provide indemnity to a director or officer in proceedings brought by or in the right of the Company, as long as the director or officer acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company. If a director or officer is adjudged liable to the Company, he or she will not be indemnified unless the appropriate court determines that the director or officer is fairly and reasonably entitled to indemnification.

The Company maintains directors’ and officers’ liability insurance under which the Company’s directors and officers are insured against claims for errors, neglect, breach of duty and other matters.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the common stock being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1).

24.1	Power of Attorney (provided on the signature page hereto).

99.1	The Greenbrier Companies, Inc. 2021 Stock Incentive Plan.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon, on January 6, 2021.

THE GREENBRIER COMPANIES, INC.

By	/s/ William A. Furman
William A. Furman Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints each of William A. Furman, Lorie L. Tekorius and Adrian J. Downes his or her true and lawful attorney-in-fact and agent, with full power of substitution for him or her in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto such attorney and agent full power and authority to do any and all acts and things necessary or advisable in connection with such matters, and hereby ratifying and confirming all that the attorney and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on January 6, 2021:

/s/ Thomas B. Fargo Thomas B. Fargo, Director /s/ Wanda F. Felton Wanda F. Felton, Director	/s/ William A. Furman William A. Furman Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Graeme A. Jack Graeme A. Jack, Director /s/ Duane C. McDougall Duane C. McDougall, Director	/s/ Adrian J. Downes Adrian J. Downes Senior Vice President, Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ David L. Starling David L. Starling, Director

/s/ Charles J. Swindells Charles J. Swindells, Director

Wendy L. Teramoto, Director

/s/ Donald A. Washburn Donald A. Washburn, Director

/s/ Kelly M. Williams Kelly M. Williams, Director